Exhibit 99.1

L I N C O L N    E L E C T R I C     H O L D I N G S ,    I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A.

N E W S  •  R E L E A S E

LINCOLN ELECTRIC COMPLETES PURCHASE OF THE CONTROLLING STAKE IN ASKAYNAK

Advances Regional Growth Strategy

CLEVELAND, Monday, July 1, 2019 – Lincoln Electric Holdings, Inc., (the “Company”) (Nasdaq: LECO) announced today it has completed the purchase of the controlling stake of Kaynak Tekniği Sanayi ve Ticaret A.Ş. (“Askaynak”) to advance Lincoln Electric’s regional growth strategy in Europe, the Middle East and Africa.

“We are pleased to welcome the Askaynak team into Lincoln Electric,” stated Christopher L. Mapes, Chairman, President and Chief Executive Officer of Lincoln Electric. “Askaynak strengthens our position in the region and as one team; we will serve our customers with innovative solutions, superior service, and deliver operational excellence.”

As previously disclosed, Askaynak is located in Turkey and is the country’s leading supplier and manufacturer of welding consumables, arc welding equipment, including plasma and oxy-fuel cutting equipment, and robotic welding systems. Askaynak generates approximately USD$70 million in annual revenue.

Terms of the transaction were not disclosed.

Business

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 60 manufacturing locations, including operations and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at www.lincolnelectric.com.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com